Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

Dallas, TX — April 29, 2015 — Veritex Holdings, Inc. (NASDAQ: VBTX), the holding company for Veritex Community Bank, announced the results today for the quarter ended March 31, 2015.  The Company reported net income of $1.8 million or $0.19 diluted earnings per common share, compared to $1.7 million or $0.18 diluted earnings per common share, for the quarter ended December 31, 2014 and $958,000 or $0.15 diluted earnings per common share for the quarter ended March 31, 2014.

Veritex Holdings, Inc. Chairman and Chief Executive Officer Malcolm Holland said, “I am very proud of our Veritex team for their focus and effort to complete another record quarter. Net income for the first quarter of 2015 increased $866,000 or 90.4% from a year ago as we continue to grow income and take advantages of efficiencies in our operating platform.”

Mr. Holland continued, “First quarter average loans increased $14.0 million compared to fourth quarter 2014. While loan demand continues to be strong, we had approximately $10.7 million in unexpected payoffs that reduced our loan balance expectations.    We continue to see pressure on pricing of new loans, however we believe that we can maintain net interest margin within the range we have seen over the past several quarters. Although the market is competitive, we are confident that our exceptional team of relationship bankers and excellent products and services will allow us to continue execution of our growth strategy for the remainder of 2015.”

Mr. Holland added, “Credit quality continues to be strong and the reduction in provision for loan loss expense for the first quarter reflects the quality of our loan portfolio. We continue to monitor current events and factors which could impact our markets and our clients, such as the fall in oil prices; however we have not observed any adverse trends as a result of the fall in oil prices in our markets at this time.”

Looking ahead, Mr. Holland noted, “With our demonstrated ability to grow organically together with our pending acquisition of IBT Bancorp, we believe we are well positioned in the growing Dallas-Fort Worth banking market.”

First Quarter 2015 Highlights

•                  The Company executed a definitive agreement on March 9, 2015 to acquire IBT Bancorp, Inc. (“IBT”), the parent holding company of Independent Bank of Texas (“Independent Bank”).  Independent Bank operates two banking locations in the Dallas metropolitan area. At December 31, 2014, IBT had total assets of approximately $121 million, total loans of approximately $99 million and total deposits of approximately $104 million.

•                  Total loans increased $115.4 million or 23.1% year-over-year to $615.5 million as of March 31, 2015.

•                  Deposits increased $95.6 million or 16.7% year-over-year to $668.3 million as of March 31, 2015.

•                  Noninterest expense (excluding acquisition expenses) for the first quarter 2015 was $4.9 million, an increase of $351,000 or 7.7% from the same period in 2014.

•                  Continued strong asset quality with nonperforming assets to total assets of 0.12%, net charge-offs to average loans outstanding of 0.01% and other real estate owned of $548,000 as of and for the quarter ended March 31, 2015.

•                  Minimal direct exposure to the energy sector as loans secured by oil and gas assets were $2.8 million as of March 31, 2015, or less than 1.0% of total loans.

Results of operations for the three months ended March 31, 2015

For the three months ended March 31, 2015, net income and net income available to common stockholders was $1.8 million, compared to net income and net income available to common stockholders of $1.7 million for the three months ended December 31, 2014 and compared to net income of $958,000 and net income available to common of $938,000 for the three months ended March 31, 2014.   Diluted earnings per common share was $0.19 for the three months ended March 31, 2015 compared to $0.18 for the three months ended December 31, 2014, and $0.15 for the three months ended March 31, 2014.

Return on average assets (“ROA”) and return on average common equity (“ROE”) for the three months ended March 31, 2015 were 0.94% and 6.45%, respectively, compared to 0.86% and 6.21% for the three months ended December 31, 2014, and 0.59% and 5.41% for the three months ended March 31, 2014.  The increase in ROA and ROE from March 31, 2014 was the result of continued growth in net income from new clients, expansion of existing client relationships, continued improvement in credit quality, and gains in efficiencies from our operating platform.  The efficiency ratio, defined as noninterest expense divided by the sum of net interest income and noninterest income, was 66.67% for the three months ended March 31, 2015 compared to 62.49% and 72.47% for the three months ended December 31, 2014 and March 31, 2014, respectively.  The increase in efficiency ratio from December 31, 2014 was the result of two less days of accrued net interest income of approximately $150,000 and inclusion of $197,000 of acquisition related expenses.  Excluding acquisition related expenses, the efficiency ratio was 64.09% for the three months ended March 31, 2015.

For the three months ended March 31, 2015, net interest income before provision for loan losses was $6.9 million and net interest margin was 3.82% compared to $6.8 million and 3.74% for the three months ended December 31, 2014 and $5.7 million and 3.79% for the three months ended March 31, 2014.  The net interest margin increased 0.08% from the three months ended December 31, 2014 primarily due to a shift in the mix of earning assets from low yielding interest-bearing deposits in other banks to higher yielding loans.  As a result, the yield on average earning assets for the three months ended March 31, 2015 improved to 4.24% from 4.16% for the three months ended December 31, 2014.  Yield on average loans remained flat at 4.85% compared to the three months ended December 31, 2014. The average yield of interest-bearing liabilities decreased 0.02% compared to 0.73% for the three months ended December 31, 2014. The decrease in average yield on interest-bearing liabilities from December 31, 2014 was due to the non-renewal of $4.0 million of matured certificate of deposits with average yields of 1.10% and a reduction in interest-bearing checking balances related to a large IOLTA account.

The net interest margin improved 0.03% from the three months ended March 31, 2014 due in part to the increase in noninterest-bearing sources of funds including noninterest-bearing deposits and the increase in stockholder’s equity largely due to our initial public offering.  Also contributing to the increase was a shift in the mix of earning assets as loans grew at a much faster rate than lower yielding investment securities and interest-bearing deposits in other banks and the decrease in cost of interest-bearing deposits. Partially offsetting these improvements, average loan yields declined 0.18% from 5.03% for the three months ended March 31, 2014 as overall market yields for loan originations and renewals were below the average yield of amortizing or paid-off loans. The average yield of interest-bearing liabilities decreased 0.06% from 0.77% for the three months ended March 31, 2014 to 0.71% for the three months ended March 31, 2015 primarily due to a decline in the average cost of money market deposits from 0.61% to 0.59% for the three months ended March 31, 2014 and March 31, 2015, respectively.  This decline was the result of a shift in the mix of deposits to brokered money market deposits with an average rate paid of 0.21%.

Noninterest income for the three months ended March 31, 2015 was $766,000, an increase of $110,000 or 16.8% compared to the three months ended December 31, 2014 and an increase of $196,000 or 34.4% compared to the three months ended March 31, 2014.  This increase was driven by a rise in mortgage production and corresponding increase in gains on loans held for sale as well as income from the purchase of an additional $7.0 million in bank owned life insurance. This increase was partially offset by reduced dividend income from the bi-annual Federal Reserve Bank stock dividends received in December 2014.

Noninterest expense was $5.1 million for the three months ended March 31, 2015 compared to $4.7 million for the three months ended December 31, 2014 and $4.5 million for the three months ended March 31, 2014 an increase of $403,000 or 8.6% and $548,000 or 12.1%, respectively. Noninterest expense includes $197,000 of acquisition expenses related to the preparation and execution of the definitive agreement to acquire IBT on March 9, 2015.  Excluding acquisition related expenses, noninterest expense for the three months ended March 31, 2015 was $4.9 million, an increase of $206,000 or 4.4% from the three months ended December 31, 2014 and an increase of $351,000 or 7.7% for the three months ended March 31, 2014. The increase from the three months ended December 31, 2014 was primarily due to an increase in employee expense of $213,000 related to annual merit increases, seasonal payroll taxes and stock grant expense.  The increase from the three months ended March 31, 2014 was primarily due to increased professional service fees and other public company-related costs during the three months ended March 31, 2015.

Income tax expense for the three months ended March 31, 2015 totaled $607,000, an increase of $95,000 or 18.6% compared to $512,000 for the same period in 2014 and a decrease of $186,000 or 23.5% from $793,000 for the three months ended December 31, 2014. The increase from the same period in 2014 was primarily attributable to the $961,000 increase in net operating income from $1.5 million for the three months ended March 31, 2014.  This increase was offset by a net discrete tax credit of $186,000 associated with the recognition of non-qualified stock option related deferred tax assets.  The decrease of $186,000 from the three months ended December 31, 2014 was primarily related to the net discrete tax benefit recognized in the three months ended March 31, 2015.  The Company’s estimated annual effective tax rate, before reporting the net impact of discrete items, was approximately 32.6%, 34.8%, and 31.9% for the three months ended March 31, 2015, March 31 2014 and December 31, 2014, respectively.

Financial Condition

Loans (excluding loans held for sale and deferred loan fees) at March 31, 2015 were $615.5 million, an increase of $12.2 million or 2.0% compared to $603.3 million at December 31, 2014, and an increase of $115.4 million or 23.1% compared to $500.1 million at March 31, 2014. This increase was primarily due to strong organic growth and successful execution of our relationship banking strategy.

Deposits at March 31, 2015 were $668.3 million compared to $638.7 million at December 31, 2014, and $572.7 million at March 31, 2014.  Deposits increased $29.6 million or 4.6% from December 31, 2014 primarily due to growth in money market balances. Deposits increased $95.6 million or 16.7% from March 31, 2014 primarily due to growth in money market and noninterest-bearing deposits.  Noninterest-bearing deposits were $241.7 million at March 31, 2015, $251.1 million at December 31, 2014 and $216.4 at March 31, 2014.  Noninterest-bearing deposits declined $9.4 million or 3.7% from December 31, 2014 primarily due to the seasonal nature of our clients’ business transactions during the first quarter of the year. Noninterest-bearing deposits grew $25.3 million or 11.7% compared to March 31, 2014 due to continued penetration of our target market and growth of new and existing commercial banking relationships.

Advances from the Federal Home Loan Bank decreased to $15.0 million at March 31, 2015 compared to $40.0 million at December 31, 2014 and $15.0 million at March 31, 2014.  The decrease in advances compared to December 31, 2014 was due to a 21-day FHLB advance offered at an interest rate of 0.10% which the bank took advantage of and, as a result, was able to reduce higher rate brokered deposits during the three months ended December 31, 2014.

Asset Quality

Nonperforming assets totaled $941,000 or 0.12% of total assets at March 31, 2015 compared to $541,000 or 0.07% at December 31, 2014 and $2.9 million or 0.44% of total assets at March 31, 2014.  The allowance for loan losses was 0.98% of total loans at March 31, 2015 compared to 0.99% of total loans at December 31, 2014 and 1.04% of total loans at March 31, 2014.

Other real estate owned totaled $548,000 at March 31, 2015 compared to $105,000 at December 31, 2014 and $2.8 million at March 31, 2014. The increase from December 31, 2014 was due to an impaired loan that was foreclosed upon in the first quarter 2015 and the sale of one property.  The decrease in other real estate owned from March 31, 2014 was due to the sale of four properties in the in the period from March 31, 2014 to March 31, 2015.  Nonaccrual loans were $323,000 at March 31, 2015 compared to $436,000 at December 31, 2014 and $156,000 at March 31, 2014.

The provision for loan losses for the three months ended March 31, 2015 was $110,000 compared to $326,000 and $252,000 for the three months ended December 31, 2014 and March 31, 2014, respectively.   The overall decrease in the provision was a result of continued improvement in credit quality.

Non-GAAP Financial Measures

The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews tangible book value per common share and the tangible common equity to tangible assets ratio. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Consolidated Financial Highlights” at the end of this release for a reconciliation of these non-GAAP financial measures.

About Veritex Holdings, Inc.

Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with locations throughout the Dallas metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.

For more information, visit www.veritexbank.com

Additional Information About the Pending Acquisition of IBT Bancorp, Inc.

In connection with the pending acquisition of IBT, the Company will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of the Company’s common stock to be issued to the shareholders of IBT as consideration in the merger. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of IBT seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, IBT AND THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the Securities and Exchange Commission by the Company through the web site maintained by the Securities and Exchange Commission at www.sec.gov. Documents filed with the Securities and Exchange Commission by the Company will also be available free of charge by directing a request by phone, email or mail to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225 Attn: Investor Relations. The Company’s telephone number is (972) 349-6200.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, expectations concerning the  costs associated with the acquisition of IBT and related transactions, timing for completion of the merger, integration of the acquired business, ability to achieve the anticipated cost savings and operational efficiencies, addition of new and expanded product offerings, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve our performance goals. These and various other factors are discussed in the Company’s Final Prospectus, dated October 10, 2014,  filed pursuant to Rule 424(b)(4), the Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2015,  and other reports and statements the Company has filed with the Securities and Exchange Commission. Copies of such filings for the Company are available for download free of charge from www.veritexbank.com under the Investor Relations tab.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Financial Highlights (Unaudited)

(In thousands)

	At and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Selected Financial Data:
Net income	$1,824	$1,690	$1,359	$1,198	$958
Net income available to common stockholders	1,804	1,670	1,339	1,178	938
Total assets	808,906	802,286	745,344	710,382	670,351
Total loans(1)	615,495	603,310	581,338	540,990	500,091
Allowance for loan losses	6,006	5,981	5,880	5,516	5,215
Noninterest-bearing deposits	241,732	251,124	242,688	236,198	216,431
Total deposits	668,255	638,743	644,543	611,174	572,684
Total stockholders’ equity	115,133	113,312	75,603	74,244	72,706
Summary Performance Ratios:
Return on average assets(2)	0.94%	0.86%	0.74%	0.71%	0.59%
Return on average equity(2)	6.45	6.21	7.16	6.49	5.41
Net interest margin(3)	3.82	3.74	3.95	3.92	3.79
Efficiency ratio(4)	66.67	62.49	65.87	65.98	72.47
Noninterest expense to average assets(2)	2.61	2.38	2.63	2.70	2.77
Summary Credit Quality Data:
Nonaccrual loans	$323	$436	$445	$107	$156
Accruing loans 90 or more days past due	—	—	3	390	6
Other real estate owned	548	105	1,434	2,494	2,766
Nonperforming assets to total assets	0.12%	0.07%	0.25%	0.42%	0.44%
Nonperforming loans to total loans	0.05	0.07	0.08	0.09	0.03
Allowance for loan losses to total loans	0.98	0.99	1.01	1.02	1.04
Net charge-offs to average loans outstanding	0.01	0.04	0.01	0.02	0.01
Capital Ratios:
Total stockholders’ equity to total assets	14.23%	14.11%	10.14%	10.45%	10.85%
Tangible common equity to tangible assets(5)	11.01	10.86	6.50	6.62	6.78
Tier 1 capital to average assets	12.78	12.66	8.28	8.66	8.64
Tier 1 capital to risk-weighted assets	15.43	15.45	10.04	10.44	10.97
Total capital to risk-weighted assets	17.16	17.21	11.90	12.35	12.98

(1)         Total loans does not include loans held for sale and deferred fees.  Loans held for sale were $2.5 million at March 31, 2015, $8.9 million at December 31, 2014, $3.5 million at September 30, 2014, $6.3 million at June 30, 2014, and $2.5 million at March 31, 2014.  Deferred fees were $50,000 at March 31, 2015, $51,000 at December 31, 2014, $60,000 at September 30, 2014, $71,000 at June 30, 2014, and $81,000 at March 31, 2014.

(2)         We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(3)         Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(4)         Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)         We calculate tangible common equity as total stockholders’ equity less preferred stock, goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the table captioned “Reconciliation GAAP —NON-GAAP (Unaudited).”

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Assets
Cash and due from banks	$9,338	$9,223	$9,441	$10,038	$10,097
Interest bearing deposits in other banks	76,206	84,028	58,292	56,512	62,058
Total cash and cash equivalents	85,544	93,251	67,733	66,550	72,155
Investment securities	53,391	45,127	47,497	50,547	51,215
Loans held for sale	2,508	8,858	3,488	6,342	2,520
Loans, net	609,439	597,278	575,398	535,403	494,794
Accrued interest receivable	1,539	1,542	1,351	1,359	1,252
Bank-owned life insurance	17,969	17,822	10,731	10,647	10,564
Bank premises, furniture and equipment, net	11,526	11,150	11,235	11,303	9,814
Non-marketable equity securities	3,136	4,139	3,115	2,959	2,715
Investment in subsidiary	93	93	93	93	93
Other real estate owned	548	105	1,434	2,494	2,766
Intangible assets	1,186	1,261	1,337	1,413	1,490
Goodwill	19,148	19,148	19,148	19,148	19,148
Other assets	2,879	2,512	2,784	2,124	1,825
Total assets	$808,906	$802,286	$745,344	$710,382	$670,351
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$241,732	$251,124	$242,688	$236,198	$216,431
Interest-bearing	426,523	387,619	401,855	374,976	356,253
Total deposits	668,255	638,743	644,543	611,174	572,684
Accounts payable and accrued expenses	1,049	1,582	1,327	1,195	1,352
Accrued interest payable and other liabilities	1,395	575	798	696	537
Advances from Federal Home Loan Bank	15,000	40,000	15,000	15,000	15,000
Other borrowings	8,074	8,074	8,073	8,073	8,072
Total liabilities	693,773	688,974	669,741	636,138	597,645
Commitments and contingencies
Stockholders’ equity:
Preferred stock	8,000	8,000	8,000	8,000	8,000
Common stock	95	95	64	64	64
Additional paid-in capital	97,480	97,469	61,513	61,419	61,356
Retained earnings	9,851	8,047	6,378	5,038	3,860
Accumulated other comprehensive income	178	172	119	194	(4)
Unallocated Employee Stock Ownership Plan shares; 36,935 shares at December 31, 2014, September 30, 2014, June 30, 3014 and 46,082 shares at March 31, 2014	(401)	(401)	(401)	(401)	(500)
Less: Treasury stock, 10,000 shares at cost	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	115,133	113,312	75,603	74,244	72,706
Total liabilities and stockholders’ equity	$808,906	$802,286	$745,344	$710,382	$670,351

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except share amounts)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Interest income:
Interest and fees on loans	$7,348	$7,335	$7,183	$6,566	$6,152
Interest on investment securities	212	209	207	206	216
Interest on deposits in other banks	54	63	43	40	36
Interest on other	—	—	1	1	1
Total interest income	7,614	7,607	7,434	6,813	6,405
Interest expense:
Interest on deposit accounts	631	652	609	570	587
Interest on borrowings	126	123	123	123	132
Total interest expense	757	775	732	693	719
Net interest income	6,857	6,832	6,702	6,120	5,686
Provision for loan losses	110	326	420	425	252
Net interest income after provision for loan losses	6,747	6,506	6,282	5,695	5,434
Noninterest income:
Service charges on deposit accounts	185	223	213	190	206
Gain on sales of investment securities	7	—	—	—	34
Gain on sales of loans held for sale	302	155	241	168	77
Gain on sales of other real estate owned	(2)	6	(33)	24	13
Bank-owned life insurance	178	111	105	103	108
Other	96	161	104	155	132
Total noninterest income	766	656	630	640	570
Noninterest expense:
Salaries and employee benefits	2,657	2,444	2,755	2,196	2,642
Occupancy of bank premises	526	445	497	474	446
Depreciation and amortization	325	334	338	334	333
Data processing	220	242	213	210	216
FDIC assessment fees	100	105	99	109	108
Legal fees	201	16	50	26	34
Other professional fees	237	279	222	411	132
Advertising and promotions	73	52	41	37	55
Utilities and telephone	73	73	72	72	69
Other real estate owned expenses and write-downs	13	24	53	108	26
Other	657	665	490	483	473
Total noninterest expense	5,082	4,679	4,830	4,460	4,534
Net income from operations	2,431	2,483	2,082	1,875	1,470
Income tax expense	607	793	723	677	512
Net income	$1,824	$1,690	$1,359	$1,198	$958
Preferred stock dividends	20	20	20	20	20
Net income available to common stockholders	$1,804	$1,670	$1,339	$1,178	$938
Basic earnings per share	$0.19	$0.18	$0.21	$0.19	$0.15
Diluted earnings per share	$0.19	$0.18	$0.21	$0.18	$0.15
Weighted average basic shares outstanding	9,447,706	9,157,582	6,321,897	6,321,193	6,139,867
Weighted average diluted shares outstanding	9,743,576	9,405,168	6,462,897	6,452,656	6,266,821

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Reconciliation GAAP — NON GAAP (Unaudited)

(In thousands)

The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

Tangible Book Value Per Common Share

	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Tangible Common Equity
Total stockholders’ equity	$115,133	$113,312	$75,603	$74,244	72,706
Adjustments:
Preferred stock	(8,000)	(8,000)	(8,000)	(8,000)	(8,000)
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(19,148)
Intangible assets	(1,186)	(1,261)	(1,337)	(1,413)	(1,490)
Total tangible common equity	$86,799	$84,903	$47,118	$45,683	$44,068
Tangible Assets
Total assets	$808,906	$802,286	$745,344	$710,382	$670,351
Adjustments:
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(19,148)
Intangible assets	(1,186)	(1,261)	(1,337)	(1,413)	(1,490)
Total tangible assets	$788,572	$781,877	$724,859	$689,821	$649,713
Tangible Common Equity to Tangible Assets	11.01%	10.86%	6.50%	6.62%	6.78%
Common shares outstanding	9,485	9,471	6,359	6,359	6,359

Book value per common share (1)	$11.29	$11.12	$10.63	$10.42	$10.18
Tangible book value per common share (2)	9.15	8.96	7.41	7.18	6.93

(1)                                 We calculate book value per common share as stockholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(2)                                 We calculate tangible book value per common share as total stockholders’ equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is total stockholders’ equity per common share.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Net Interest Margin (Unaudited)

(In thousands)

	For the Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)	$613,840	$7,348	4.85%	$599,813	$7,335	4.85%	$496,316	$6,152	5.03%
Investment securities	49,242	212	1. 75	46,750	209	1.77	48,719	216	1.80
Investment in subsidiary	93	—	—	93	—	—	93	1	1.07
Interest-bearing deposits in other banks	65,221	54	0.34	78,611	63	0.32	63,345	36	0.23
Total interest-earning assets	728,396	7,614	4.24	725,267	7,607	4.16	608,473	6,405	4.27
Allowance for loan losses	(6,013)			(5,906)			(5,134)
Noninterest-earning assets	67,233			60,649			60,739
Total assets	$789,616			$780,010			$664,078
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$408,926	$631	0.63%	$396,438	$652	0.65%	$357,825	$587	0.67%
Advances from FHLB	16,878	32	0.77	18,533	30	0.64	15,000	33	0.89
Other borrowings	8,394	94	4.54	8,073	93	4.57	8,072	99	4.97
Total interest-bearing liabilities	434,198	757	0.71	423,044	775	0.73	380,897	719	0.77
Noninterest-bearing liabilities:
Noninterest-bearing deposits	238,994			246,868			209,894
Other liabilities	1,820			2,171			1,431
Total noninterest-bearing liabilities	240,814			249,039			211,325
Stockholders’ equity	114,604			107,927			71,856
Total liabilities and stockholders’ equity	$789,616			$780,010			$664,078
Net interest rate spread(2)			3.53%			3.43%			3.50%
Net interest income		$6,857			$6,832			$5,686
Net interest margin(3)			3.82%			3.74%			3.79%

(1)                  Includes average outstanding balances of loans held for sale of $4,420, $5,173 and $2,048 for the three months ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively.

(2)         Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)         Net interest margin is equal to net interest income divided by average interest-earning assets.